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                                                             Exhibit 99.1





CONTACT:

John W. Tietjen                                  Denise Roche
Chief Financial Officer                          Investor Relations/ Media
Sterling Bancorp                                 The Ruth Group
Tel: (212) 757-8035                              Tel: (646) 536-7008
Fax: (212) 757-8287                              droche@theruthgroup.com
john.tietjen@sterlingbancorp.com


     Sterling Bancorp to Participate in Keefe, Bruyette & Woods, Inc. Honor
           Roll and Fourth Annual Community Bank Investor Conference


NEW YORK, July 22, 2003 -- Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, announced today that John C. Millman, President of Sterling Bancorp, will present at the Keefe, Bruyette & Woods, Inc. Honor Roll and Fourth Annual Community Bank Investor Conference, being held in New York, July 29-31, 2003.

Mr. Millman will speak at approximately 3:00 PM on the first day of the conference, Tuesday, July 29, 2003, during which KBW will spotlight Sterling Bancorp as one of 12 banking companies from its annual Honor Roll award. KBW's Honor Roll award recognizes banking institutions that have continually reported increases in earnings per share over the last decade, regardless of the economic environment.

Parties interested in viewing the presentation will be able to access an on-demand Web cast on the KBW Web site at http://www.kbw.com during the conference and for sixty days following the conference.

The PowerPoint slides used at the conference will also be posted on Sterling's Web site, http://www.sterlingbancorp.com/ir/072903.pdf, following the presentation.

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.6 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in the metropolitan New York area, North Carolina and mid-Atlantic States, and conducts business throughout the U.S.

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                                                             Exhibit 99.1


This press release may contain statements including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts and that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company's actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company's future results, see "Business - Cautionary Statement Regarding Forward-looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.